UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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CAMDEN NATIONAL CORPORATION
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To:	Shareholders of Camden National Corporation

From:	Lawrence Sterrs, Chair
Camden National Corporation

Gregory A. Dufour, President and Chief Executive Officer
Camden National Corporation

Date:	April 12, 2021

Subject:	ISS Director Nominee Recommendation

On March 25, 2021 ISS issued its Proxy Analysis & Benchmark Policy Voting Recommendations noting that it is recommending an “Against” vote for the reelection of two of our current directors, Ann W. Bresnahan and Carl J. Soderberg. ISS noted their recommendation was based on two amendments to our bylaws that were adopted by the Board of Directors on April 28, 2020. We withdrew one bylaw change in question, and we will propose our shareholders vote on the remaining amendment at our 2022 annual meeting. We believe these two actions, described in more detail below, completely address the concerns raised by ISS.

The purpose of this outreach is to explain these changes and encourage you to vote “FOR” the reelection of Ann W. Bresnahan and Carl J. Soderberg.

Camden National Corporation (or the “Company”) places a high priority on proper governance as well as transparency. Upon being notified of the ISS recommendation we conducted a review of the bylaw amendments and discovered the following:

Section 2.2. Special Meetings was amended on April 28, 2020 to increase the shareholder requirement to call for a special meeting of shareholders from 10% to 25%. On March 31, 2021 the Board of Directors voted to amend the by-laws to revert back to the 10% threshold.

Section 2.11 Removal of a director was amended on April 28, 2020 to require a two-thirds vote of the shares entitled to remove a director without cause in order to comply with the Maine Business Corporation Act (Section 808). Section 808 only allows a standard lower than two-thirds if provided for in the corporate charter. Camden’s charter does not provide a lower standard and a charter amendment, which requires shareholder approval, cannot be accomplished in time for the upcoming shareholder meeting. However, the Board of Directors has committed to put forth a proposal to amend the charter to provide removal by a majority of shareholders at the 2022 annual meeting of shareholders.

We believe these two changes address the concerns brought up by ISS but more importantly, increase the rights of our shareholders. We believe a “FOR” vote for Ms. Bresnahan, Mr. Soderberg and other directors standing for reelection is appropriate.

If you have any questions, please feel free to contact company president Gregory Dufour at gdufour@camdennational.com.

Thank you for your continued support.